Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Proxy Statement Prospectus and Registration Statement on Form S-4 of Valley National Bancorp, of our report dated March 10, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of State Bancorp Inc. for the year ended December 31, 2010, and to the reference to us under the caption “Experts” in the Proxy Statement Prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

New York, New York

October 28, 2011